Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

($ in millions)

	Year Ended March 31, 2002		Year Ended March 31, 2003		Period from April 1, 2003 to December 17, 2003		Period from Inception (December 18, 2003) to March 31, 2004		Year Ended March 31, 2005		Year Ended March 31, 2006		Fiscal Quarter Ended July 2, 2005		Fiscal Quarter Ended July 1, 2006
Earnings:

Income (loss) before income taxes from continuing operations	$56.8		$64.8		$33.0		$(2.1)		$4.2		$5.0		$(1.7)		$(4.6)
Interest expense	0.6		1.3		0.5		12.3		34.9		37.2		8.8		9.7
Interest factor of rentals	0.8		0.8		0.6		0.2		0.7		0.9		0.2		0.2
Amortization of deferred financing costs	—		—		—		0.7		1.8		2.1		0.3		0.6

Earnings as adjusted	$58.2		$66.9		$34.1		$11.1		$41.6		$45.2		$7.6		$5.9

Fixed Charges:
Interest expense	0.6		1.3		0.5		12.3		34.9		37.2		8.8		9.7
Interest factor of rentals	0.8		0.8		0.6		0.2		0.7		0.9		0.2		0.2
Amortization of deferred financing costs	—		—		—		0.7		1.8		2.1		0.3		0.6

Fixed Charges	$1.4		$2.1		$1.1		$13.2		$37.4		$40.2		$9.3		$10.5

Ratio of Earnings to Fixed Charges	40.4	x	31.9	x	31.0	x	0.8	x	1.1	x	1.1	x	0.8	x	0.6	x